EXHIBIT 99.1

RBC Life Sciences®
May 4, 2011

RBC Life Sciences Reports First Quarter 2011 Results

Irving, Texas (RBC Life Sciences: OTCBB: RBCL) - RBC Life Sciences, Inc., a provider of proprietary nutritional supplements, wound care and pain management products, today reported consolidated net sales of $6.54 million for the quarter ended March 31, 2011, compared to net sales of $6.98 million for the same period during 2010. The Company also reported net earnings of $143,000, or $0.01 per share, compared to net earnings of $211,000, or $0.01 per share, for the same quarter last year.

“Due to a variety of logistical factors, net sales in our largest revenue channel declined during the first quarter of 2011 resulting in an overall decline in consolidated net sales,” said RBC Life Sciences President and CEO, Clinton H. Howard. “However, we saw a 37% increase in Associate network sales during the quarter, and the number of individuals who joined our Associate network more than doubled. This growth is the result of a program we introduced in March 2010 that allows customers in Southeast Asia to enroll in the Associate network and purchase our Nutritional Products. Because of the very positive reception in this market, we plan to open a branch office in Taiwan later this year.”

During the first quarter of 2011, the Company also reported a 10% increase in net sales of Medical Products to $1.72 million.

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements and personal care products under its RBC Life brand to a growing population of consumers seeking wellness and a healthy lifestyle. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
Steve Brown
972-893-4000
steve.brown@rbclifesciences.com

RBC Life Sciences - First Quarter 2011

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended March 31,
	2011	2010
Net sales	$6,538	$6,982
Gross profit	3,316	3,389
Operating profit	262	400
Earnings before income taxes	225	361
Provision for income taxes	82	150
Net earnings	143	211

Earnings per share - basic	$0.01	$0.01
Earnings per share - diluted	0.01	0.01

Weighted average shares outstanding - basic	22,229	21,922
Weighted average shares outstanding - diluted	22,541	22,270

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2011	2010
Assets
Cash and cash equivalents	$5,448	$4,220
Inventories	4,742	5,343
Other current assets	1,784	1,696
Total current assets	11,974	11,259
Other assets	7,034	7,085
Total assets	$19,008	$18,344

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$2,937	$3,087
Deferred revenue	3,195	2,490
Other current liabilities	172	168
Total current liabilities	6,304	5,745
Other liabilities	2,678	2,723
Shareholders' equity	10,026	9,876
Total liabilities and shareholders' equity	$19,008	$18,344